Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

The Edelman Financial Group Announces Quarterly Dividend

HOUSTON, November 16, 2011 – The Edelman Financial Group Inc. (NASDAQ: EF) today announced that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.05 per share of common stock. The dividend will be payable on January 19, 2012 to common shareholders of record at the close of business on January 5, 2012.

While The Edelman Financial Group intends to declare dividends in subsequent quarters, any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including general economic and business conditions, tax considerations, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the Board considers relevant.

About The Edelman Financial Group
The Edelman Financial Group is a wealth management company that manages approximately $17 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. The Edelman Financial Group has approximately 530 employees in 21 states. Additional information is available at www.edelmanfinancial.com.

In addition to the historical information, this press release contains certain forward-looking and non-GAAP statements under federal securities laws. These statements concern The Edelman Financial Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. Non-GAAP information includes operating earnings, defined as earnings from continuing operations, adjusted for investment portfolio gains and losses. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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